EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Carillon Series Trust of our report dated December 17, 2021, relating to the financial statements and financial highlights, which appears in Carillon ClariVest International Stock Fund and Carillon ClariVest International Fund (previously known as Carillon Scout International Fund) Annual Report on Form NCSR for the year ended October 31, 2021. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Tampa, Florida
April 6, 2022